ARTICLES OF INCORPORATION

                                       OF


                               BIOXIDE CORPORATION


         FIRST:   The name of this corporation is:

                               BIOXIDE CORPORATION

     SECOND: Its principal office in the State of Nevada is located at 502 E John St Carson City Nv 89706, The name and address of its resident agent is CSC Services Of Nevada, Inc. at the above address.

     THIRD: The nature of the business or objects or purposes proposed may be organized under the General Corporation Law of the State of Nevada;

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

     FOURTH: The total authorized capital stock of the corporation is One Hundred Million (100,000,000) shares with a par value of 0.0001 per share.

         FIFTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided in the by-laws of this corporation, provided that the number of directors shall not be reduced less than one unless there is less than one stockholder.

The name and post office address of the first board of directors, which shall be 1 in number, is as follows:

NAME                  POST OFFICE ADDRESS

David Pomerantz   8 West 38th Street, 9th Floor New York, NY


     SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

     SEVENTH: The name and post office address of the incorporator signing the articles of incorporation is as follows:

         NAME                    POST OFFICE ADDRESS

         B. Gould                502 E John St.
                                 Carson City, NV 89706


         EIGHTH:  The corporation is to have perpetual existence.

         NINTH: In furtherance and not in limitation of the powers conferred by statue, the board of directors is expressly authorized, subject to the by-laws, if any, adopted by the shareholders, to make, alter or amend the by-laws of the corporation.

         TENTH: Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

         ELEVENTH: This corporation reserves the right to amend, alter, change or repeal any provision contained in the articles of incorporation, in the manner now or hereafter prescribed, and all rights conferred upon stockholders herein are granted subject to this reservation.

         I, THE UNDERSIGNED, being the sole incorporator herein before named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this twenty-eighth day of March, A.D. 1996.



                                                   /s/ B. Gould
                                                   B. Gould, Incorporator



STATE OF NEVADA      )
                                       SS
COUNTY OF CARSON CITY)

        On this twenty-eighth day of March, A.D., 1996 before me a Notary Public, personally appeared, B. Gould , who severally acknowledged that she executed the above instrument.

                                  /s/Nancy L. McClain
                                  Nancy L. McClain
                                  Notary Public


I, B. Gould,  Authorized  Representative,  on behalf of CSC  Services of Nevada,
Inc,   hereby  accept   appointment.   as  Resident  Agent  of  the  above-named
corporation.


/s/ B. Gould                                 March 28, 1996
B. Gould
Authorized Representative